                            CAPITAL ONE MASTER TRUST
            Trust Excess Spread Analysis -                  March-98

Card Trust                            COMT 93-1           COMT 93-4     COMT 94-3    COMT 95-1     COMT 95-2*      COMT 95-3
Deal Size                              $500MM              $700MM        $453MM       $900MM         $375MM         $1050MM
Expected Maturity:                    10/15/98             1/15/99       6/15/99      6/15/00       8/15/98         8/15/00
                                                                                                    (NON-US
                                                                                                  TRANSACTION)
---------------------------------------------------------------------------------------------------------------------------------
Excess Spread:
      Portfolio Yield                  21.15%              21.15%        21.15%       21.15%        21.15%          21.15%
       LESS:     (Wt Avg) Coupon        5.22%               5.92%         6.08%        5.91%         5.84%           5.88%
                 SVC Fees               1.97%               1.97%         1.97%        1.97%         1.97%           1.97%
                 Charge-Offs            6.84%               6.84%         6.84%        6.84%         6.84%           6.84%

Excess Spread:        Mar-98            7.12%               6.42%         6.26%        6.43%         6.50%           6.46%
                      Feb-98            7.53%               6.59%         6.44%        6.68%         6.76%           6.72%
                   (1)Jan-98            5.28%               4.90%         4.74%        4.85%         4.92%           4.88%
3-Mo Avg Excess Spread                  6.64%               5.97%         5.81%        5.99%         6.06%           6.02%
---------------------------------------------------------------------------------------------------------------------------------

Delinquents:     30 to 59 days          2.13%               2.13%         2.13%        2.13%         2.13%           2.13%
                 60 to 89 days          1.38%               1.38%         1.38%        1.38%         1.38%           1.38%
                 90+ days               2.90%               2.90%         2.90%        2.90%         2.90%           2.90%

Monthly Payment Rate                   11.50%              11.50%        11.50%       11.50%        11.50%          11.50%

Card Trust                            COMT 95-4          COMT 96-1*     COMT 96-2    COMT 96-3     COMT 97-1*     COMT 97-2*
Deal Size                              $750MM              $845MM        $750MM       $500MM         $608MM         $502MM
Expected Maturity:                     5/15/98             8/15/01      12/15/01      1/15/04       6/15/02         8/15/02
                                                           (NON-US                                  (NON-US         (NON-US
                                                         TRANSACTION)                             TRANSACTION)    TRANSACTION)
---------------------------------------------------------------------------------------------------------------------------------
Excess Spread:
      Portfolio Yield                  21.15%              21.15%        21.15%       21.15%        21.15%          21.15%
       LESS:     (Wt Avg) Coupon        5.39%               5.84%         5.88%        5.91%         5.78%           5.79%
                 SVC Fees               1.97%               1.47%         1.47%        1.47%         1.47%           1.47%
                 Charge-Offs            6.84%               6.84%         6.84%        6.84%         6.84%           6.84%

Excess Spread:        Mar-98            6.95%               7.00%         6.96%        6.93%         7.06%           7.05%
                      Feb-98            7.09%               7.12%         7.13%        7.10%         6.98%           7.17%
                   (1)Jan-98            5.09%               5.10%         5.34%        5.30%         5.16%           5.15%
3-Mo Avg Excess Spread                  6.38%               6.41%         6.48%        6.44%         6.40%           6.46%
---------------------------------------------------------------------------------------------------------------------------------

Delinquents:     30 to 59 days          2.13%               2.13%         2.13%        2.13%         2.13%           2.13%
                 60 to 89 days          1.38%               1.38%         1.38%        1.38%         1.38%           1.38%
                 90+ days               2.90%               2.90%         2.90%        2.90%         2.90%           2.90%

Monthly Payment Rate                   11.50%              11.50%        11.50%       11.50%        11.50%          11.50%

* This material is for informational purposes only and is not an offer of securities for sale in the United States. These securities will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Comments:

(1) During the fourth quarter of 1997 Capital One Bank ("Bank") modified its methodology as to the timing of charge-offs of credit card loans. The Bank now charges off credit card loans at 180 days past-due versus the prior practice of charging off loans during the next billing cycle after becoming 180 days past-due. For the Capital One Master Trust (the "Trust"), this new methodology will take effect in December 1997 and January 1998. In January 1998, this new methodology resulted in a decrease of $18,249,551.72/2.07% in the amount of Finance Charge Receivables 'Transitional Finance Charge Reversals" (TFCR), reflecting the reversal of finance charges and fees previously accrued for these Defaulted Accounts. Excess Spread of January will also be reduced proportionately as a result of the decrease in Finance Charge Receivables. For December, this change in methodology resulted in an additional increase of $40,961,451.31 in the Defaulted Amount and correspondingly an additional increase of 4.88% in the Annualized Default Rate for the Capital One Master Trust. This increase reflects the charge-off of principal receivables in December under the new methodology. In addition, for each series Excess Spread will be reduced proportionately as a result of the increased Defaulted Amount.





                                                                   Page 35 of 35